Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to Registration Statement of Aqua Metals, Inc. on Form S-1 of our report dated May 8, 2015 (except for the matters disclosed in Note 10, including the reverse stock split, dated from June 9, 2015 through June 30, 2015, for which the date is June 30, 2015), with respect to our audit of the consolidated financial statements of Aqua Metals, Inc. as of December 31, 2014 and for the period from June 20, 2014 (Inception) through December 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Armanino LLP

San Ramon, California

July 29, 2015